Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
6001 Hospitality Court	Fax: 919 379 4346
Suite 100	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300
Pyxus International, Inc. Reports Strong First Quarter Fiscal 2025 Results
— Grows Sales by 33.1% to $634.9 million Driven by Price Strength and Volume Growth —
— Grows Operating Income to $40.5 million and Net Income Attributable to Pyxus International, Inc. to $4.6 million —
— Achieves Adjusted EBITDA of $55.0 million —
— Completes Repurchase of $122.5 million of Long-term Debt for $95.4 million —
— Reiterates Full-Year Guidance for Sales and Adjusted EBITDA —

Morrisville, NC – August 7, 2024 – Pyxus International, Inc. (OTC Pink: PYYX) (“Pyxus,” the “Company,” "we," or "our"), a global value-added agricultural company, today announced results for its fiscal quarter ended June 30, 2024.

Pieter Sikkel, Pyxus’ President and Chief Executive Officer, stated, "We are pleased with our strong first quarter results, which are underscored by gains in revenue and profitability, as well as the significant growth of shipments for the period. Earlier leaf purchasing compared to the prior year remained a theme in the first quarter, particularly in South America and Africa. This trend was driven by a highly competitive market environment, which was influenced by reduced crop sizes due to El Niño and sustained, strong demand.

"Our crop purchases in South America were completed early in the quarter and we are nearing completion of our buying activities across Africa. We are pleased with our teams’ ability to navigate the competitive market to successfully secure leaf volumes on an expedited crop purchasing schedule. As mentioned last quarter, we do expect some margin pressure in coming quarters, particularly related to shipments out of South America. This is mainly due to impacts on this crop from El Niño on volume and margin, as well as shipping container shortages, primarily from Asia.
"We have carried our momentum from fiscal 2024 forward for a strong beginning to fiscal 2025, including the continuation of our plan to repurchase certain long-term debt. We remain committed to delivering growth, maximizing profitability, driving positive cash flow and increasing shareholder value as we position the Company for the future."

First Quarter of Fiscal 2025 Results

The Company grew first quarter sales and other operating revenues by 33.1% to $634.9 million compared to $477.1 million for the prior year’s first quarter. This growth was driven by a 16.9% per kilogram increase in the average market sales price and an increased total shipment volume of 11.9%.

Pyxus reported an increase in gross profit of $10.8 million in the first quarter. Average gross profit per kilo increased 7.7% primarily due to more favorable customer and regional mix in the current-year period. Gross profit as a percent of sales decreased from 15.3% for the three months ended June 30, 2023 to 13.2% for the three months ended June 30, 2024 mainly due to a shift in product mix in Africa and regional mix.

Selling, general, and administrative expenses in the first quarter of fiscal 2025 were $40.7 million, or 6.4% of revenues, compared to $34.1 million, or 7.1% of revenues, in the first quarter of fiscal 2024 primarily due to the inclusion of $6.0 million of non-cash equity-based compensation and accrued bonus compensation in the current-year period.

The Company increased first quarter operating income by 11.3% to $40.5 million as compared to $36.4 million in the prior year’s first quarter. This improvement was attributable to the strong growth in sales, partially offset by the increase in selling, general, and administrative expense items mentioned above and drove improvement in net income attributable to Pyxus International, Inc. to $4.6 million compared to $0.8 million in the prior year’s first quarter. Adjusted EBITDA in the first quarter increased by 26.0% to $55.0 million, a margin of 8.7%, as compared to $43.7 million, a margin of 9.2%, in the year-ago quarter.

During the quarter, the Company also achieved a significant milestone related to its environmental sustainability efforts. Following an in-depth review and approval process, the Science Based Targets initiative validated the Company’s near-term emissions reduction targets. Pyxus is proud to be one of only 5,800 companies worldwide to receive this prestigious, third-party endorsement, further confirming our commitment to, and the effectiveness of, our greenhouse gas reduction strategy.

Debt Repurchase and Retirement Update
On May 31, 2024, the Company completed the repurchase of $10.3 million of long-term debt for $9.4 million and, on August 2, 2024, the Company completed the repurchase of $34.2 million of long-term debt for $26.7 million. Since the announcement of the repurchase agreement in March 2024, the Company has retired $122.5 million of long-term debt for a total of $95.4 million plus customary fees and expenses. In addition, the Company will retire $20.4 million of 10.0% senior secured notes in August 2024. As a result of these repurchases and retirements, Pyxus will eliminate $142.9 million of its total outstanding long-term debt.
Reiterated Guidance for Fiscal Year
The Company had a strong first quarter, as it had anticipated, and reaffirms the prior guidance for fiscal 2025 and continues to anticipate reporting sales in the range of $2.1 to $2.3 billion and adjusted EBITDA in the range of $165 to $185 million.
Conference Call Details
The Company will hold an earnings conference call and webcast today, August 7, 2024, at 9:00 a.m. EST. Investors and analysts interested in participating in the call are invited to dial (646) 828-8193 or (888) 254-3590 and use conference ID 3196395. The webcast can be accessed at http://investors.pyxus.com.

This release, as well as the Company’s first quarter results presentation, will be available on the Company's investor relations webpage prior to the call. For those unable to join the live audio webcast, an archived recording will be available on the Company's investor relations webpage shortly after the call.

Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements

Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "guidance", "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2024, our most recent Quarterly Report on Form 10-Q, and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements; shifts in the global supply and demand position for tobacco products; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the marketability of our inventory; international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries; many of our operations are located in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; risks and uncertainties related to geopolitical conflicts, including the armed conflict between Israel and Hamas and disruptions affecting Red Sea shipping; impacts of international sanctions on our ability to sell or source tobacco in certain regions; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; competition with the other primary global independent leaf tobacco merchant and independent leaf merchants; disruption, failure or security breaches of our information technology systems and other cybersecurity risks; continued high inflation; regulations regarding environmental matters; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level; our ability to continue to access capital markets to obtain long-term and short-term financing; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar or reduced interest rates; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; the volatility and disruption of global credit markets; failure by counterparties to derivative transactions to perform their obligations; increasing scrutiny and changing expectations from governments, as well as other stakeholders such as investors and customers, with respect to our environmental, social and governance policies, including sustainability policies; inherent risk of exposure to product liability claims, regulatory action and litigation facing our e-liquids business if its products are alleged to have caused significant loss, injury, or death; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for consumer tobacco products; risks and uncertainties related to pandemics or other widespread health crises and any related shipping constraints, labor shortages and supply-chain impacts; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; governmental investigations into the Company's business activities, including but not limited to, leaf tobacco industry buying and other payment practices; and impact of potential regulations to prohibit the sale of cigarettes in the United States other than low-nicotine cigarettes. The Company does not undertake to update any forward-looking statements that we may make from time to time except to the extent required by law.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for the fiscal year ending March 31, 2025 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Pyxus International, Inc.

Pyxus International, Inc. is a global agricultural company with more than 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Condensed Consolidated Statements of Operations

	Three Months Ended
	June 30,
(in thousands, except per share data)	2024	2023
Sales and other operating revenues	$634,855	$477,092
Cost of goods and services sold	551,003	403,947
Gross profit	83,852	73,145
Selling, general, and administrative expenses	40,662	34,063
Other expense, net	2,630	2,624
Restructuring and asset impairment charges	103	40
Operating income	40,457	36,418
Gain on debt retirement	1,323	—
Interest expense, net	33,272	30,844
Income before income taxes and other items	8,508	5,574
Income tax expense	6,119	2,646
(Income) loss from unconsolidated affiliates, net	(2,563)	2,158
Net income	4,952	770
Net income (loss) attributable to noncontrolling interests	310	(34)
Net income attributable to Pyxus International, Inc.	$4,642	$804

Earnings per share:
Basic	$0.18	$0.03
Diluted	$0.18	$0.03

Weighted average number of shares outstanding:
Basic	25,461	25,000
Diluted	25,461	25,000

Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2024	June 30, 2023
Assets
Current assets
Cash and cash equivalents	$82,042	$100,045
Restricted cash	7,061	5,456
Trade receivables, net	209,053	185,467
Other receivables	17,042	18,978
Inventories, net	1,014,527	1,006,437
Advances to tobacco suppliers, net	43,863	56,408
Recoverable income taxes	4,070	5,867
Prepaid expenses	47,270	42,132
Other current assets	17,219	15,500
Total current assets	1,442,147	1,436,290
Investments in unconsolidated affiliates	103,818	98,591
Intangible assets, net	32,728	37,412
Deferred income taxes, net	8,947	8,879
Long-term recoverable income taxes	3,985	3,373
Other noncurrent assets	33,097	45,845
Right-of-use assets	33,521	40,280
Property, plant, and equipment, net	134,468	132,324
Total assets	$1,792,711	$1,802,994

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$679,399	$585,408
Accounts payable	115,312	133,854
Advances from customers	70,985	61,297
Accrued expenses and other current liabilities	99,052	94,356
Income taxes payable	8,706	20,081
Operating leases payable	7,822	9,249
Current portion of long-term debt	20,445	42
Total current liabilities	1,001,721	904,287
Long-term taxes payable	5,373	4,978
Long-term debt	531,461	643,808
Deferred income taxes	6,571	10,336
Liability for unrecognized tax benefits	19,257	13,494
Long-term leases	22,456	28,219
Pension, postretirement, and other long-term liabilities	52,760	53,703
Total liabilities	1,639,599	1,658,825
Commitments and contingencies
Stockholders’ equity
Common Stock—no par value:
Authorized shares (250,000 for all periods)
Issued shares (25,000 for all periods)	392,820	390,290
Retained deficit	(250,649)	(257,150)
Accumulated other comprehensive income	6,092	7,084
Total stockholders’ equity of Pyxus International, Inc.	148,263	140,224
Noncontrolling interests	4,849	3,945
Total stockholders’ equity	153,112	144,169
Total liabilities and stockholders’ equity	$1,792,711	$1,802,994

Segment Results

Three Months Ended June 30, 2024 and 2023
	Three Months Ended June 30,
			Change
(in millions, except per kilo amounts)	2024	2023	$	%
Leaf:
Product revenues	$589.2	$450.9	138.3	30.7
Tobacco costs	484.0	363.0	121.0	33.3
Transportation, storage, and other period costs	24.8	20.7	4.1	19.8
Total product cost of goods sold	508.8	383.7	125.1	32.6
Product revenue gross profit	80.4	67.2	13.2	19.6
Product revenue gross profit as a percent of sales	13.6%	14.9%

Kilos sold	95.7	85.5	10.2	11.9
Average price per kilo	$6.16	$5.27	0.89	16.9
Average cost per kilo	5.32	4.49	0.83	18.5
Average gross profit per kilo	0.84	0.78	0.06	7.7

Processing and other revenues	$41.8	$25.5	16.3	63.9
Processing and other revenues costs of services sold	37.4	19.9	17.5	87.9
Processing and other gross profit	4.4	5.6	(1.2)	(21.4)
Processing and other gross profit as a percent of sales	10.5%	22.0%

All Other:
Sales and other operating revenues	$3.9	$0.7	3.2	457.1
Cost of goods and services sold	4.8	0.4	4.4	1,100.0
Gross income (loss)	(0.9)	0.3	(1.2)	(400.0)
Gross income (loss) as a percent of sales	(23.1)%	42.9%
	551	635	84

Reconciliation of Certain Non-GAAP Financial Measures (1) (Unaudited)

	Three Months Ended			Fiscal Year Ended		Last Twelve Months (7)
(in thousands)	June 30, 2024	June 30, 2023	June 30, 2022	March 31, 2024	March 31, 2023	June 30, 2024	June 30, 2023
Net income (loss) attributable to Pyxus International, Inc.	$4,642	$804	$(14,663)	$2,663	$(39,141)	6,501	$(23,674)
Plus: Interest expense	34,475	32,366	27,527	132,174	118,458	134,283	123,297
Plus: Income tax expense (benefit)	6,119	2,646	(867)	27,281	34,127	30,754	37,640
Plus: Depreciation and amortization expense	5,127	4,606	5,929	19,250	19,137	19,771	17,814
EBITDA (1)	50,363	40,422	17,926	181,368	132,581	191,309	155,077
Plus: Reserves for doubtful customer receivables	157	135	(830)	640	426	662	1,391
Plus: Non-cash employee stock based compensation	3,031	—	—	—	—	3,031	—
Plus: Other expense (income), net	2,630	2,624	(1,085)	9,439	11,023	9,445	14,732
Plus: Restructuring and asset impairment charges (2)	103	40	300	4,799	6,160	4,862	5,900
Less: Gain on debt retirement	1,323	—	—	15,914	—	17,237	—
Plus: Debt restructuring (3)	24	140	—	330	5,496	214	5,522
Plus: Pension retirement expense (4)	—	—	—	12,008	2,724	12,008	2,724
Plus: Other adjustments (5)	9	293	(278)	1,247	397	963	968
Adjusted EBITDA (1)	$54,994	$43,654	$16,033	$193,917	$158,807	$205,257	$186,314

Total debt				$1,017,340	$1,001,049	$1,231,305	$1,229,258
Less: Cash and cash equivalents				92,569	136,733	82,042	100,045
Net Debt (1)				$924,771	$864,316	$1,149,263	$1,129,213
Net Debt /Adjusted EBITDA (1)				4.77x	5.44x	5.60x	6.06x

Adjusted EBITDA (1)				$193,917	$158,807	$205,257	$186,314
Interest expense				132,174	118,458	134,283	123,297
Interest coverage				1.47x	1.34x	1.53x	1.51x

Net cash used in operating activities	$(252,176)	$(285,674)	$(242,490)	$(214,970)	$(137,822)	$(181,472)	$(181,006)
Capital expenditures	(5,097)	(3,661)	(2,210)	(21,043)	(16,307)	(22,479)	(17,758)
Collections from beneficial interests in securitized trade receivables (6)	31,741	30,419	45,468	175,911	165,262	177,233	150,213
Free Cash Flow (1)	$(225,532)	$(258,916)	$(199,232)	$(60,102)	$11,133	$(26,718)	$(48,551)

(1) Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA and Free Cash Flow as presented may not equal column or row totals due to rounding.

(2) Amounts incurred during the fiscal year ended March 31, 2024 included employee separation charges primarily related to changes in the corporate organizational structure and the continued restructuring of certain leaf operations and asset impairment charges primarily related to continued restructuring of certain non-leaf agriculture operations. Amounts incurred during the fiscal year ended March 31, 2023 included employee separation and asset impairment charges primarily related to the restructuring of certain non-leaf operations and related inventory write-offs classified within cost of goods and services sold in the Company's condensed consolidated statements of operations.

(3) Amounts incurred during the fiscal year ended March 31, 2023 included legal and professional fees incurred in connection with debt exchange transactions completed by the Company in February 2023 and with the amendment and extension of the Company's former delayed-draw term loan.

(4) During the fiscal year ended March 31, 2024, the Company terminated one of its defined benefit pension plans in the U.K. ("U.K. Pension Plan"). The Company recorded a noncash pension settlement charge which included the disposition of the U.K. Pension Plan assets and reclassification of unrecognized net pension losses within accumulated other comprehensive income (loss) into the Company's condensed consolidated statements of operations. During the fiscal year ended March 31, 2023, the Company settled benefits with vested participants in the U.S. defined benefit pension plan ("U.S. Pension Plan") that elected a lump sum payout and made a cash contribution to fully fund the U.S. Pension Plan's liabilities in preparation to purchase a group annuity contract to administer future payments to the remaining U.S. Pension Plan participants. This adjustment includes pension settlement charges incurred during the fiscal year ended March 31, 2023 and were classified as loss on pension settlement expense and selling, general, and administration expenses in the Company's condensed consolidated statements of operations.

(5) Includes the following items: (i) the addition of amortization of basis difference related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014, (ii) the subtraction of the Adjusted EBITDA of the Company's former green leaf sourcing operation in Kenya, which is calculated on the same basis as Adjusted EBITDA presented in this table (in fiscal year 2016 the Company decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program), (iii) the subtraction of a one-time interest receipt related to a legal settlement in South America during the three months ended June 30, 2022, (iv) the subtraction of the Adjusted EBITDA of the industrial hemp operations, which is calculated on the same basis as Adjusted EBITDA presented in this table, and (v) the subtraction of the loss incurred on the deconsolidation or disposition of certain non-leaf tobacco businesses.

(6) Represents cash receipts from the beneficial interest on sold receivables under the Company's accounts receivable securitization programs and are classified as investing activities within the condensed consolidated statements of cash flows.

(7) Items for the twelve months ended June 30, 2024 are derived by adding the items for the three months ended June 30, 2024 as presented in the table and the fiscal year ended March 31, 2024 and subtracting the items for the three months ended June 30, 2023. Items for the twelve months ended June 30, 2023 are derived by adding the items for the three months ended June 30, 2023 and the fiscal year ended March 31, 2023 and subtracting the items for the three months ended June 30, 2022.